Exhibit 99.1

Yellowstone Acquisition Company Announces Pricing of $125 Million Initial Public Offering

October 21, 2020

OMAHA, Neb.--(BUSINESS WIRE)--YELLOWSTONE ACQUISITION COMPANY (the “Company”) announced today the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on the NASDAQ Stock Market, LLC (“NASDAQ”) and will trade under the ticker symbol “YSACU” beginning on October 22, 2020. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. The offering is expected to close on October 26, 2020, subject to satisfaction of customary closing conditions. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “YSAC” and “YSACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Wells Fargo Securities is acting as sole book runner for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 21, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT YELLOWSTONE ACQUISITION COMPANY

Yellowstone Acquisition Company, led by Adam Peterson and Alex Rozek, is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the homebuilding, manufacturing serving the homebuilding market, financial services and commercial real estate industries. To contact the company, please visit yellowstoneac.com or email the company at contact@yellowstoneac.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:
Catherine Vaughan
contact@yellowstoneac.com